CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 25, 2025, relating to the financial statements and financial highlights of CCT Thematic Equity Fund, a series of Advisors’ Inner Circle Fund III, which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

November 25, 2025